EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

Special meetings of Shareholders of Phoenix-Goodwin California
Tax Exempt Bonds, Inc. were held on May 16, 2000 and August 17,
2000, respectively, to approve the following matters:

1. Approve a new Rule 12b-1 Distribution Plan for Class B
Shares.

2. Approve a new Rule 12b-1 Distribution Plan for Class C
Shares.

3. Approve an Agreement and Plan of Reorganization which provides for the reorganization of the Fund into a Delaware business trust.

On the record date of May 16, 2000, the shares outstanding and percentage of the shares outstanding and entitled to vote that were present by proxy were as follows:

CLASS OF SHARES
              SHARES OUTSTANDING     PERCENTAGE PRESENT
                                     BY PROXY

Class B         24,446,125           50.72%
Class C          32,741              50.31%

On the record date of August 17, 2000, there were 70,291,573 shares outstanding and 57.01% of the shares outstanding and entitled to vote were present by proxy.


NUMBER OF VOTES
           FOR          AGAINST           ABSTAIN

1. Approve a new Rule 12b-1 Distribution Plan for Class B Shares
        10,669,877      680,030          1,048,747

2. Approve a new Rule 12b-1 Distribution Plan for Class C Shares
          16,472          0               0

3. Approve Amendment and Plan of Reorganization
        35,884,137     1,517,163        2,673,817